Exhibit 21.1

Popular, Inc.

Subsidiaries of the Registrant
Name	Jurisdiction of Incorporation
Banco Popular de Puerto Rico	Puerto Rico
Popular Auto, Inc.	Puerto Rico
BP Sirenusa Internacional, LLC	Delaware
BP Faros del Oeste SPV, LLC	Delaware
BP TL at 2014 SPV, LLC	Delaware
BP Isabela del Mar SPV, LLC	Delaware
BP Las Palmas at Villa Franca SPV, LLC	Delaware
BP Boqueron Country Club SPV, LLC	Delaware
BP Pórticos de Vista Bahía SPV, LLC	Delaware
BP Apadh SPV, LLC	Delaware
BP Mansiones de Manantiales SPV, LLC	Delaware
BP Coral SPV, LLC	Delaware
BP Miraflores SPV, LLC	Delaware
BP 221 Ponce de Leon Realty SPV, LLC	Delaware
BP 650 Plaza SPV, LLC	Delaware
BP 652 Monte Mall SPV, LLC	Delaware
BP Quisqueya 12 SPV, LLC	Delaware
BP 654 Plaza SPV, LLC	Delaware
BP Sea View Suites SPV, LLC	Delaware
BP Balandras del Arrecife SPV, LLC	Delaware
BP Portfolio Holdings LLC	Delaware
BP El Caribe Building SPV, LLC	Delaware
BP Ocean 16 SPV, LLC	Delaware
BP Galicia del Mar SPV, LLC	Delaware
BP PCC SPV, LLC	Delaware
BP Grand Bay SPV, LLC	Delaware
BP Ocean Plaza SPV, LLC	Delaware
BP Aventura SPV, LLC	Delaware
BP San Juan Park SPV, LLC	Delaware
BP Jardines de Country Club SPV, LLC	Delaware
SRG Net, Inc. (Inactive)	Puerto Rico
Popular Insurance, Inc.	Puerto Rico
Popular Securities, Inc.	Puerto Rico
Popular Risk Services, Inc.	Puerto Rico
Popular Life RE	Puerto Rico
Popular Capital Trust I	Delaware
Popular Capital Trust II	Delaware
Popular Capital Trust III	Delaware
Popular International Bank, Inc.	Puerto Rico
Popular Insurance V.I., Inc.	U.S. Virgin Islands
Tarjetas y Transacciones en Red Tranred, C.A.	Venezuela
Popular North America, Inc.	Delaware
Banco Popular North America	New York
Popular Equipment Finance, Inc.	Delaware
Popular Insurance Agency USA, Inc.	Delaware
E-LOAN, Inc.	Delaware
Equity One, Inc.	Delaware
Popular ABS, Inc. (Inactive)	Delaware
BanPonce Trust I	Delaware
Popular North America Capital Trust I	Delaware